Exhibit 2.3.10


                  TENTH AMENDMENT TO SECURITIZATION AGREEMENTS

         THIS TENTH AMENDMENT TO SECURITIZATION AGREEMENTS (this "Amendment"), made and entered into as of September 5, 2003 (THE "effective Date"), by and among CONE RECEIVABLES II LLC, a North Carolina limited liability company ("CRLLC"), CONE MILLS CORPORATION, a North Carolina corporation ("Cone Mills"); CONE FOREIGN TRADING LLC, a North Carolina limited liability company ("CFT"; each of CRLLC, Cone Mills and CFT being herein referred to as a "Company" and collectively as the "Companies"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("GECC"), acting in its capacities as the Purchaser and as the Operating Agent (as such terms are defined in the Purchase Agreement referenced below).

                               W I T N E S E T H:

         WHEREAS,  Cone Mills and CRLLC  entered into that  certain  Receivables
Transfer Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Transfer Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Annex X to the Transfer Agreement as amended through this Amendment), whereby Cone Mills agreed (and each Subsidiary of Cone Mills which thereafter becomes an Originator will agree) to sell, contribute or otherwise transfer to CRLLC, and CRLLC agreed to purchase or otherwise acquire from such Originators, all of the right, title and interest of such Originators in the Receivables; and

         WHEREAS, CRLLC, as Seller, Redwood Receivables Corporation ("Redwood"), as Purchaser, Cone Mills, as Servicer, and GECC, as Operating Agent and as Collateral Agent, entered into that certain Receivables Purchasing and Servicing Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Purchase Agreement"; the Transfer Agreement and the Purchase Agreement are herein collectively referred to as the "Securitization Agreements"), whereby Purchaser agreed, among other things, to purchase from CRLLC from time to time the Receivables sold or contributed to CRLLC pursuant to the Transfer Agreement; and

         WHEREAS, Redwood and GECC entered into that certain Assignment Agreement, dated as of April 23, 2001 (the "Redwood Assignment"), under which Redwood assigned and delegated to GECC, pursuant to Section 2.05 of the Liquidity Loan Agreement, all of Redwood's rights, titles and interests in and to, and all of Redwood's obligations under, the Purchase Agreement and the other Related Documents; and

         WHEREAS, the Securitization Agreements were amended pursuant to that certain First Amendment and Waiver to Securitization Agreements, dated as of November 16, 1999, among the parties hereto, that certain Second Amendment to Securitization Agreements, dated as of January 28, 2000, among the parties thereto, that certain Third Amendment to Securitization Agreements, dated as of March 31, 2000, among the parties thereto, that certain Fourth Amendment to Securitization Agreements and Additional Originator Joinder Agreement, dated as of April 24, 2000, among such


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parties, that certain Fifth Amendment to Securitization Agreements,  dated as of
June  30,  2000,   among  such  parties,   that  certain   Sixth   Amendment  to
Securitization Agreements, dated as of December 11, 2000, among such parties, that certain Seventh Amendment to Securitization Agreements, dated as of April 23, 2001, among such parties, that certain Eighth Amendment to Securitization Agreements, dated as of July 10, 2001; among such parties, that certain Ninth Amendment to Securitization Agreements, dated as of November 9, 2001, and

         WHEREAS, the Companies have requested that the Securitization Agreements be further amended in certain respects as set forth in this Amendment, and the parties hereto are willing to agree to such amendments subject to the terms and conditions of this Amendment.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments of Securitization Agreements. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 6 below, Annex X to the Transfer Agreement and the Purchase Agreement shall be amended by deleting therefrom the definitions of the terms "Cash Reserve", "Concentration Discount Amount", "Purchase Discount Rate Cap" and by substituting the following new respective definitions of such terms in lieu thereof:

                  "Cash Reserve" shall mean zero dollars ($0.00).

                  "Concentration Discount Amount" means, with respect to (i) Levi Strauss, Levi Strauss Canada, Levi Strauss Europe and the Affiliates thereof (collectively, the "Levi Strauss Obligors"), 5.0% and (ii) any Obligor that is not a Levi Strauss Obligor, and as of any date of determination thereof, the percentage of the aggregate Outstanding Balance at such time of all Eligible Receivables set forth in the table below based upon the Senior Unsecured Short-Term Debt Rating (or, in the absence of such rating, the equivalent Senior Unsecured Long-Term Debt Rating) assigned to such Obligor at such time by S&P and Moody's (and, if such Obligor is rated by both agencies and has a split rating, the applicable rating will be the lower of the two):

         ----------------------- ------------------------- ---------------------
         MINIMUM S&P RATING      MINIMUM MOODY'S RATING    APPLICABLE PERCENTAGE
         ----------------------- ------------------------- ---------------------
         A-1+ or AA-             P-1 or Aa3                15.0%
         ----------------------- ------------------------- ---------------------
         A-1 or A+               P-1 or A1                 15.0%
         ----------------------- ------------------------- ---------------------
         A-2 or BBB+             P-2 or Baa1               10.0%
         ----------------------- ------------------------- ---------------------
         Below A-2 or BBB+       Below P-2 or Baa1         5.0%
         or not rated by         or not rated by
         either S&P or Moody's   either S&P or Moody's
         ----------------------- ------------------------- ---------------------

                  If an Obligor has neither a Senior Unsecured Short-Term Debt Rating or a Senior Unsecured Long-Term Debt Rating by either S&P or Moody's, then such Obligor's Concentration Discount Amount will be 5.0% of the aggregate Outstanding Balance at such time of all Eligible
         Receivables. The percentages referenced above may be changed with respect to any or all Obligors at any time at the sole discretion of the Operating Agent.

                  "Purchase  Discount  Rate  Cap"  shall  mean a rate  equal  to eighty-five percent (85%) with respect to that portion of the Investment Base which consists of Eligible Receivables; other than Bill and Hold Receivables and fifty percent (50%) with respect to that portion of the Investment Base which consists of Eligible Receivables which are Bill and Hold Receivables; provided, that the Purchase Discount Rate Cap may be changed at any time at the sole discretion of the Operating Agent, exercises in good faith.

         2. No Other Amendments. Except for the amendment expressly set forth and referred to in Section 1 above, the Securitization Agreements shall remain unchanged and in full force and effect.

         3. Representations and Warranties. Each Company hereby represents and warrants to GECC (in its capacity as Purchaser and the Operating Agent) that (i) this Amendment has been duly authorized, executed and delivered by each Company,
(ii) except as disclosed in the reservationof rights letter dated August 27, 2003 from GEEC to CRLLC and Cone Mills, and after giving effect to this Amendment, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event has occurred and is
continuing   as  of  the  date  of  this   Amendment,   and  (iii)  all  of  the
representations and warranties made by each Company in the Securitization Agreements are true and correct in all material respects on and as of the date of, this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach in any material respect by any Company of any of its representations and warranties contained in this Section 3 shall be a Termination Event and an Event of Servicer Termination for all purposes of the Securitization Agreements.

         4. Ratification. Each Company hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Securitization Agreements and all other documents delivered by such Company in connection therewith (including without limitation the other Related Documents to which each Company is a party), effective as of the date hereof.

         5. Waiver by the Companies. Each of the Companies hereby waives any claim, defense, demand, action or suit of any kind or nature whatsoever against the Purchaser, the Operating Agent or the Collateral Agent arising on or prior to the date of



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this Amendment in connection  with any of the  Securitization  Agreements or the transactions contemplated thereunder.

         6. Conditions to Effectiveness. This Amendment shall become effective as of the Effective Date subject to the satisfaction on or prior to such date of the following conditions precedent to such effectiveness: (i) the receipt by the Operating Agent of one or more counterparts of this Amendment, duly executed, completed and delivered by each of the Companies, the Purchaser and the Operating Agent, (ii) the receipt by the Operating Agent of payment (for the benefit of GECC as Purchaser) of an amendment fee in the amount of $150,000 which fee shall be fully earned and non-refundable upon payment.

         7. Reimbursement of Expenses. Each Company hereby agrees that it shall reimburse the Purchaser and the Operating Agent on demand for all reasonable costs and expenses (including without limitation reasonable attorney's fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

         8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

         9. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         10. Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

         11. Entire Agreement. The Securitization Agreements as amended and supplemented by this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

         12. Cone Mills' and GECC's Capacities. Cone Mills is executing and delivering this Amendment both in its capacity as an Originator under the Transfer Agreement and as the Servicer under the Purchase Agreement and all references herein to "Cone Mills" shall be deemed to include it in both such capacities unless otherwise expressly indicated. GECC is executing and delivering this Amendment both in its capacity as the Purchaser and as the Operating Agent, and all references herein to "GECC" shall be deemed to include it in all such capacities unless otherwise expressly indicated.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.



                            CONE RECEIVABLES II LLC


                            By /s/ Cheryl G.Hollis
                            Name: Cheryl G. Hollis
                            Title: Secretary


                            CONE MILLS CORPORATION, as an
                            Originator and as Servicer


                            By /s/ W. Scott Wenhold
                            Name: W. Scott Wenhold
                            Title: Treasurer


                            CONE FOREIGN TRADING LLC


                            By: /s/ Neil W. Koonce
                            Name: Neil W. Koonce
                            Title: Vice President


                            GENERAL ELECTRIC CAPITAL CORPORATION,
                            as Purchaser, Operating Agent and Collateral Agent


                            By: /s/ Curtis J. Correa
                            Name: Curtis J. Correa
                            Title: Duly Authorized Signatory